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                                                                     EXHIBIT 3.4



                           CLUB REGINA RESORTS, INC.

 CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATION, OPTIONAL
                     AND OTHER SPECIAL RIGHTS OF PREFERRED
         STOCK AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

                           PREFERRED STOCK, SERIES A


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       Pursuant to Section 78.1955 of the Nevada General Corporation Law

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         Club Regina Resorts, Inc. (the Company), a corporation organized and existing under the Nevada General Corporation Law (the NGCL), does hereby certify that pursuant to the provisions of Section 78.1955 of the NGCL, its Board of Directors (the Board), by unanimous written consent dated October 28, 1997, duly adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

         WHEREAS, the Board is authorized, within the limitations and restrictions stated in the Articles of Incorporation, to fix by resolution or resolutions the designation of each class and series of the preferred stock (the Preferred Stock) and the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board under the NGCL;

         WHEREAS, as of the date of this resolution, no shares of Stock (defined below) have been issued by the Company; and

         WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to authorize and fix the term of a class of Preferred Stock and the number of shares constituting such class:

         NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such series of Preferred Stock on the terms and with the provisions herein set forth:


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         1.      Designation; Number of Shares. The designation of the series of stock, par value $.001 per share, authorized by this resolution shall be "Preferred Stock, Series A" (the Stock). The maximum number of shares of the Stock authorized hereby shall be 37,500 and the liquidation preference with respect thereto shall be $100.00 per share (the Liquidation Preference).

         2. Voting Rights. The holders of the Stock (the Stockholders) shall have no voting rights except as provided by the NGC; provided that this Certificate of Designations shall not be amended, modified, supplemented or otherwise altered without the affirmative vote of Stockholders holding not less than 85% of the outstanding shares of Stock.

         3. Dividends. The Stockholders shall be entitled to receive when, as and if declared by the Board and out of the assets of the Company which are by law available for the payment of dividends, dividends payable on the Payment Date which shall cumulate at the annual rate of 16.5% of the Liquidation Preference per share (the Dividend Amount); provided that such annual rate shall increase to 20% with respect to any shares of Stock outstanding from and after August 18, 2002. In addition, to the extent dividends of the Dividend Amount or Unpaid Dividend Amount (as defined below) are not paid (the Unpaid Dividend Amount), such amount shall be cumulated and the Stockholders shall be entitled to receive when, as and if declared by the Board and out of the assets of the Company which are by law available for the payment of dividends, dividends at the rate of 12% of the Unpaid Dividend Amount. The record date for the determination of the Stockholders entitled to receive dividends shall be the record date specified by the Board; provided, however, that such date shall not be more than 60 days nor less than 10 days prior to any Payment Date. So long as any shares of the Stock shall be outstanding, no dividend shall be declared or paid or set apart for payment on any other series of stock ranking on a parity with the Stock as to dividends, unless all declared and unpaid dividends on the Stock shall have been or contemporaneously are paid or sufficient sums are set aside for all prior Payment Dates ratably in proportion to the respective amounts of dividends declared and unpaid prior to the Payment Date on the Stock and accumulated and unpaid on such parity stock through the period next preceding such Payment Date and any redemption obligations due and owing pursuant to Section 4 shall have been paid. If all accrued dividends on the Stock have not been paid, the Company shall not declare or pay or set apart for payment any dividends or make any other distributions on the Common Stock or any other class of stock or series thereof of the Company (the Junior Securities) ranking, as to distributions in the event of a liquidation, dissolution or winding up of the Company, junior to the Stock until such dividends on the Stock and any redemption obligations due and owing pursuant to
Section 4 shall have been paid. If dividends cannot be paid in full on the Payment Date upon shares of the Stock and other shares of stock ranking on a parity with the Stock as to dividends, all dividends declared upon shares of the Stock and such parity stock shall be paid ratably, in the manner described above.


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         4.      Redemption Provisions.

                 a. The Company shall have the right, at its option and by resolution of the Board, to redeem at any time the Stock, in whole or in part, upon payment in cash of the Liquidation Preference and all cumulated and unpaid dividends in respect of each share redeemed. If fewer than all of the outstanding shares of the Stock are to be redeemed as permitted by this Section 4a, the number of shares to be redeemed shall be determined by the Board and the shares to be redeemed shall be redeemed ratably from the holders thereof in proportion of their respective holdings of the Stock. If fewer than all of the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                 b.       Special Redemption Provision

                          (1)  The Company shall send notice to the
                 Stockholders of its intention either to conduct an IPO or a Stock Merger (the Conversion Notice) in the following manner:

                                  (a)  In the case of an IPO, within five days
                          after filing a registration statement for an IPO, Company shall send to the Stockholders a Conversion Notice which shall (i) state that the Company is conducting an IPO, (ii) state whether the Company will redeem the Dividend Amounts (including, if applicable, the prorata share of the Dividend Amount with respect to the Computation Period in which the Conversion Date occurs) and the Unpaid Dividend Amounts (including any cumulated dividends thereon pursuant to Section 3 and, if applicable, the prorata share of the Unpaid Dividend Amount of the Computation Period in which the Conversion Date occurs) (the Combined Dividend Amount) pursuant to
                          Section 4b(2) and (iii) attach a copy of the prospectus forming a part of the Registration Statement as an exhibit thereto.

                                  (b)      In the case of a Stock Merger,
                          within five days after entering into a definitive agreement providing for a Stock Merger, the Company shall send to the Stockholders a Conversion Notice which shall (i) state that the Company is conducting a Stock Merger, (ii) state whether the Company will redeem the Combined Dividend Amount pursuant to
                          Section 4b(2), and (iii) attach a copy of the Definitive Agreement as an exhibit thereto.

                          (2) On the Conversion Date simultaneous with the consummation of the IPO or Stock Merger, as the case may be, the Company shall, at its option, redeem the Combined Dividend Amount, by


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                 paying the Combined Dividend Amount (i) in cash or (ii) in IPO
                 Stock as calculated in Section 4b(3).

                          (3) Pursuant to Section 4b(2), the Company shall issue the Stockholders a value in shares of Company's Common Stock (the IPO Stock), or, in the case of a Stock Merger, stock of the class of publicly traded securities received by the Company's shareholders in the Stock Merger (the Merger Stock) priced (i) in the event of an IPO, at 85% of the IPO Stock Price or (ii) in the event of a Stock Merger, at 100% of the Merger Stock Price, equal to the Combined Dividend Amount.

                 c. Dividends shall cease to accrue on any Stock once redeemed and any redeemed shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of Preferred Stock, unclassified as to series, and shall not be reissued as shares of the Stock at the time outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the redemption price including any declared and unpaid dividends) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be redeemed by the Company at the redemption price as aforesaid. Upon a partial redemption, the Company shall issue to the Stockholder, without cost to the Stockholder, a replacement certificate representing the unredeemed Stock.

         5. Conversion Rights. The Stockholders may convert shares of the Stock into IPO Stock or Merger Stock on the following terms and conditions:

                 a. the Company shall send the Conversion Notice to the Stockholders in the following manner:

                          (1) In the case of an IPO, within five days after filing a registration statement for an IPO, the Company shall send to the Stockholders a Conversion Notice which shall (i) state that the Company is conducting an IPO, (ii) reaffirm the Stockholder's option pursuant to Section 5b and (iii) attach a copy of the prospectus forming a part of the Registration Statement as an exhibit thereto.

                          (2) In the case of a Stock Merger, within five days after entering into a definitive agreement providing for a Stock Merger, the Company shall send to the Stockholder a Conversion Notice which shall (i) state that the Company is conducting a Stock Merger, (ii) reaffirm the Stockholder's option pursuant to Section 5b and (iii) attach a copy of the Definitive Agreement as an exhibit thereto.

                 b. Within 15 days after the date of the Conversion Notice, the Stockholder shall give notice (the Stockholder Conversion Notice) to the


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         Company as to whether it intends to exercise its right under this
         Section 5b to require the Company to convert all or part of the Stock owned by such Stockholder (the Converted Amount) by issuing to the Stockholder an amount of Merger Stock or IPO Stock calculated pursuant to Section 5c.

                 c. Pursuant to Section 5b, Company shall issue to the Stockholder the IPO Stock, or, in the case of a Stock Merger, the Merger Stock priced (i) in the event of an IPO, at 85% of the IPO Stock Price or (ii) in the event of a Stock Merger, at 100% of the Merger Stock Price, equal to the Converted Amount. The Company represents and warrants that upon issuance or transfer to the Stockholder, the IPO Stock or the Merger Stock, as applicable, will be validly issued, fully paid and nonassessable.

                 d. If the Stockholder elects to convert only part of the Stock owned by such Stockholder, the Company shall issue, without charge or cost to such Stockholder, to such Stockholder a certificate representing any unconverted shares of the Stock represented by the Stockholder Conversion Notice.

                 e. The Company shall reserve and at all times keep available, free from preemptive rights, out of its authorized but unissued stock, for the purpose of effecting the conversion of the Stock, such number of its duly authorized Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Stock.

                 f. Dividends shall cease to accrue on any Stock once converted and any converted shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of Preferred Stock, unclassified as to series, and shall not be reissued as shares of the Stock at the time outstanding, and all rights of the holders thereof as stockholders of the Company shall cease.

                 g. The Company shall not charge any Stockholder any commission or fee if such Stockholder exercises its right under
         Section 5b for the conversion of the stock owned by such Stockholder.

         The Company represents and warrants that upon issuance or transfer to the Stockholder, the IPO Stock or Merger Stock, as applicable, will be validly issued, fully paid and nonassessable.

         6.      Liquidation Preference.

                 a. Upon any liquidation, dissolution or winding up of the Company, voluntary or involuntary (a Liquidation), the holders of the Stock shall be entitled to receive, out of assets of the Company which remain after satisfaction in full of all valid claims of creditors of the Company and which are available for payment to stockholders, and subject to the rights of the holders of any stock of the Company ranking senior to or on a parity with the Stock in respect of


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         distributions upon Liquidation, before any amount shall be paid to or distributed among the holders of Common Stock or any other shares ranking junior to the Stock in respect of distributions upon Liquidation, liquidating distributions per share of the Stock in the amount of the Liquidation Preference, plus an amount equal to the Combined Dividend Amount thereon. If upon any Liquidation the amounts payable with respect to the Stock and any other stock ranking as to any such distribution on a parity with the Stock are not paid in full, the holders of the Stock and such other stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

                 b. Written notice of any voluntary or involuntary Liquidation, stating the payment date or dates when, and the place or places where, the amounts distributable to the holders of the Stock in such circumstances shall be payable, shall be given not less than 20 days prior to any payment date stated therein, to the Stockholders.

                 c. For the purposes of this Section 6, (x) the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company or (y) the consolidation or merger of the Company with one or more other companies or entities shall not be deemed to be a Liquidation.

         7. Senior Preferred Stock. The Company may, in its sole discretion, authorize additional classes and series of Preferred Stock with rights senior to those of the Stock.

         8. Consolidation, Merger, etc. If the Company shall consummate any consolidation or merger or similar business combination, pursuant to which the outstanding shares of Common Stock are by operation of law exchanged solely for or changed, reclassified or converted solely into stock of any successor or resulting corporation (including the Company) or cash or other property, all outstanding shares of the Stock, if not otherwise redeemed under Section 4, shall, in connection with such consolidation, merger or similar business combination, be assumed by and shall become preferred stock of such successor or resulting corporation, having in respect of such corporation, insofar as possible, the same powers, preferences and relative, participating, optional or other special rights (including the redemption rights provided by Section 4), and the qualifications, limitations or restrictions, thereon, that the Stock had immediately prior to such transaction, except that after such transaction each share of the Stock shall be redeemable, otherwise on the terms and conditions provided for redemption pursuant to Section 4, for the kind of securities so receivable by a holder of the number of shares of Common Stock for which such shares of the Stock would have been converted immediately prior to such transaction assuming the Stock were to be converted immediately prior to such transaction.

         9.      Definitions.

         Board shall mean the Board of Directors of Club Regina Resorts, Inc.


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         Combined Dividend Amount shall have the meaning indicated in Section
4b(1)(a).

         Common Stock shall mean the common stock of the Company.

         Company shall mean Club Regina Resorts, Inc., a Nevada corporation.

         Computation Period shall mean (1) initially, the period commencing on August 18, 1997 and ending on December 31, 1997 and subsequently, (2) each calendar quarter beginning January 1, April 1, July 1, and October 1.

         Conversion Date shall mean each of (i) the date that the Company consummates an IPO and (ii) the date on which the Company shall consummate a merger or consolidation with or into another entity, or the sale of all or substantially all of its assets, the result of which in any case is that as part or all of the consideration thereunder, the Company's shareholders receive securities of a class of publicly traded securities.

         Conversion Notice shall have the meaning indicated in Section 4b(1).

         Converted Amount shall have the meaning indicated in Section 5b.

         Definitive Agreement shall mean the agreement governing the Stock
Merger.

         Dividend Amount shall have the meaning indicated in Section 3.

         IPO shall mean a firm underwritten, public offering of the Company's common stock pursuant to a registration statement filed with the Securities and Exchange Commission.

         IPO Stock shall have the meaning indicated in Section 4b(3).

         IPO Stock Price shall mean the price (without deduction for underwriting discounts and commissions) per share at which the Company's common stock is offered to the public pursuant to an IPO.

         Liquidation shall have the meaning indicated in Section 6.

         Liquidation Preference shall have the meaning indicated in Section 1.

         Merger Stock shall have the meaning indicated in Section 4b(3).

         Merger Stock Price shall mean the value of the stock received pursuant to a Stock Merger on a per share basis. The value of the stock so received shall be based on the average of the closing price of the stock received in such merger for the 10 trading days prior to the closing of the Stock Merger.

         NGCL shall mean the Nevada General Corporation Law, as amended.


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         Payment Date shall mean (i) the Conversion Date and, thereafter, (ii)
the first business day following January 1 of each year with respect to the four preceding Computation Periods.

         Person shall mean any corporation, individual, partnership (limited or general), limited liability company, governmental body or other entity.

         Preferred Stock shall have the meaning indicated in the Preamble.

         Stock shall have the meaning indicated in Section 1.

         Stockholder Conversion Notice shall have the meaning indicated in
Section 5b.

         Stockholders shall have the meaning indicated in Section 2.

         Stock Merger shall mean the occurrence of the Company merging or consolidating into another entity, or selling all or substantially all of its assets, the result of which is that as part or all of the consideration thereunder, the Company's shareholders receive securities of a class of publicly traded securities.

         Unpaid Dividend Amount shall have the meaning indicated in Section 3.


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         IN WITNESS WHEREOF, CLUB REGINA RESORTS, INC. has caused this certificate to be made under the seal of the Company signed by its President and Secretary, respectively, and acknowledged by its President, this 28th day of October, 1997.



CLUB REGINA RESORTS, INC.

By:
   -----------------------------------
Name:  John McCarthy Sandland
Title:  President


By:
   -----------------------------------
Name:  Douglas Y. Bech
Title:  Secretary



ACKNOWLEDGMENT:


CLUB REGINA RESORTS, INC.

By:
   -----------------------------------
Name:  John McCarthy Sandland
Title:  President


THE STATE OF TEXAS       )
                         )
COUNTY OF HARRIS         )

         This instrument was acknowledged before me on the ___ day of October, 1997, by JOHN MCCARTHY SANDLAND, President of CLUB REGINA RESORTS, INC., a Nevada corporation, on behalf of said corporation.



                                   --------------------------------------------
                                   Notary Public in and for The State of Texas




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